Exhibit 10.38

MARKETING AGREEMENT

            This MARKETING AGREEMENT  (the “Agreement”) is entered into on this 27th day of September 2001, by and between Speech Design International Inc. (“SDI” or the "Company") and 2.T-Telematik Venture Beteiligungsgesellschaft mbh individually and together with any affiliate, ”T-Venture”)

            WHEREAS, the Company and its subsidiary, Speech Design GmbH, is in the business, of providing unified messaging services and products, and

            WHEREAS, T-Venture is desirous of using its relationships and experience to further the Company’s marketing efforts for the sale of unified messaging service, and in particular, the sale of such services to customers that would provide substantial market impact for the Company’s reputation and industry visibility: and

            WHEREAS, the Company has agreed that to recognize a successful marketing effort by T-Venture, the Company would issue as compensation to T-Venture an aggregate of 100,000 shares of its authorized but unissued common stock, $.001 par value per share (the "Common Stock);

            NOW THEREFORE, it is agreed, that;

            1.         Retention.  SDI hereby retains T-Venture, and T-Venture hereby accepts such retention by SDI in accordance with the terms and conditions set forth in this Agreement.

            2.         Services.  (a) T-Venture shall use its reasonable efforts, determined in its sole discretion, to market and arrange for the sale of Unified Messaging Services to any mobile carrier entity affiliated with Deutsche Telekom AG, in particular T-Mobile International and any of its controlled affiliates (the “Prospects”), on such terms and conditions as the Company shall advise it are available for such transaction.

                        (b)        T-Venture will perform such services when and as determined solely by it as an independent contractor to, and not as an agent or employee of SDI, and T-Venture will not have authority to bind SDI or any of its subsidiaries in respect of any potential sale of Unified Messaging Services to the Prospects or otherwise.

                        (c)        SDI shall cooperate in the marketing of the Unified Messaging Services to the Prospects, including the preparation of marketing, due diligence and pricing-related information about the Unified Messaging Services and letters of intent and definitive sale agreements concerning the Unified Messaging Services.  T-Venture and SDI will share information with each other about potential purchases by the Prospects and T-Venture will inform SDI of the requests and proposals of the Prospects for purchase of the Unified Messaging Services.

                        (d)        SDI shall have sole and absolute discretion with respect to the terms of any letter of intent and definitive agreement with respect to the sale of Unified Messaging Services, and may elect to approve or disapprove of any terms of any proposed sale in its sole discretion.

                        (e)        Prior to disclosing any confidential information concerning SDI or its subsidiaries or the SDI Unified Messaging Services, T-Venture shall ensure that the recipient of such information has signed any confidentiality agreement required by SDI.

            3.         Term.  The term of this Agreement shall expire on December 31, 2001 (the "Term"). Notwithstanding the provisions of Section 3, this Agreement may be terminated at any time by either party immediately upon written notice to the other party; provided, however that any such termination by SDI shall not relieve it of the obligation to pay the Marketing Fee set forth below in the case of a Sales Event.

            4.         Compensation.  In consideration of the performance by T-Venture of all its services in connection with this Agreement and the sale of the SDI Unified Messaging Services, SDI shall pay T-Venture a fee (the "Marketing Fee") in the event, and only in the event, of a “Sales Event” (as defined below) in the form of the issuance to T-Venture of an aggregate of One Hundred Thousand (100,000) fully paid and non-assessable shares of common stock, $.001 par value per share, of SDI, payable within thirty days of a Sales Event. . For purposes hereof, a “Sales Event” shall mean the acceptance, on or before December 31, 2001, by the Company of non-revocable, non-cancelable orders from the Prospects for unified messaging services which in the aggregate provide for the purchase of services for which such customers will pay the Company not less than 2,500,000 Euros. In the event that a contract or order calls for the Company to provide multiple services or products, such contract, as nearly as possible will be apportioned by the Company reasonably and in good faith to calculate for the purpose of this Agreement, the portion of revenue which is attributable to the purchase of unified messaging services.

            5.         Non-Exclusive Arrangement.  T-Venture will provide the services described herein on a non-exclusive basis and nothing herein contained shall be construed as prohibiting SDI from engaging other individuals or entities to market and arrange for the sale of the SDI Unified Messaging Services, nor shall it be construed as preventing SDI from selling the SDI Unified Messaging Services independently.

            6.         Confidentiality.  SDI and T-Venture understand and agree that in the performance of this Agreement each party may have access to confidential, nonpublic and/or proprietary information of the other party (“Confidential Information”).  Confidential Information does not include information that the recipient can demonstrate (a) was in recipient’s possession prior to its being furnished under the terms of this Agreement or is rightfully obtained by recipient from a third party, provided that the source of that information is not bound by a confidentiality agreement with or other legal or fiduciary obligation of confidentiality to the disclosing party, (b) is now, or hereafter becomes, through no act or failure to act on the part of the recipient, generally known to the public, or (c) is independently developed by recipient without use of or reference to the Confidential Information.  Each party agrees that it will not disclose the Confidential Information to any third party and will take all necessary steps to maintain the confidentiality and secrecy of the Confidential Information except as otherwise permitted in this Agreement.

            7.         Arbitration.  The parties agree that any and all disputes related to or stemming from this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The decision of the arbitrators shall be final and binding and any court with proper jurisdiction shall be entitled to issue a decree enforcing the arbital award.

            8.         Miscellaneous.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of both T-Venture and SDI.  If any term or provision of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and any such term or provision except to such extent or in such application, shall not be affected thereby, and each and every term and provision of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.  No waiver of any terms hereof shall be binding unless and until agreed to in writing by the party to be charged.  This Agreement supersedes all prior agreements, oral or written, between T-Venture and SDI relating to the subject matter hereof.  This Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

                        The undersigned have executed this Agreement as of the day and year first written above.

SPEECH DESIGN INTERNATIONAL INC.

By: Kasimir Arciszewski

Chief Executive Officer

2.T-Telematik Venture Beteiligungsgesellschaft mbh:

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